Exhibit (14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Exchange Listed Funds Trust:

We consent to the use of our report dated June 23, 2016 for Horizons S&P 500® Covered Call ETF, incorporated by reference herein, and to the references to our firm under the headings “Financial Statements” and “Financial Highlights” in the Combined Proxy Statement and Prospectus. In addition, we consent to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information, respectively, dated August 28, 2016, incorporated by reference herein.

/s/ KPMG LLP

Columbus, Ohio
April 19, 2017